Exhibit 10.36
AMENDMENT NO. ONE (1) TO ADMINISTRATIVE SERVICES AGREEMENT
This Amendment to the Administrative Services Agreement dated January 30, 2006 by and among RSM McGladrey, Inc. (“RSMM”), which is an indirect wholly-owned subsidiary of H&R Block, Inc. (“Block”), and McGladrey & Pullen, LLP (“M&P”), (the “Agreement”) is effective as of June 01, 2008. The parties intend and agree that this Amendment will override and supersede any inconsistent or conflicting terms in the Agreement, but, otherwise, the Agreement will remain in full force and effect.
1.	Section 5.3 of the Agreement provides that, as a part of the Administrative Services, RSMM shall maintain books of account and prepare monthly and annual operational and financial reports for M&P. Such services are referred to herein as “the Accounting Services”. RSMM desires to use the instance of PeopleSoft financial reporting software that Block has licensed for itself and its subsidiaries (referred to herein as “the PeopleSoft Application”) to perform the Accounting Services for M&P, and M&P hereby authorizes RSMM to do so, subject to and in accordance with the terms and conditions of the Agreement, as amended by this Amendment:

2.	RSMM represents that RSMM and Block have confirmed that the terms of Block’s license for the PeopleSoft Application permit the application to be used by RSMM to perform the Accounting Services for M&P.

3.	RSMM will assure that RSMM and Block implement and maintain procedures reasonably designed to ensure that only authorized RSMM employees and RSMM-authorized Block employees are allowed to access and use the PeopleSoft Application to perform the Accounting Services.

4.	M&P understands and agrees that one or more Block employee(s) who are responsible for granting access to the PeopleSoft Application, and one or more RSMM employee(s) who are responsible for the Accounting Services, will grant and terminate access to and use of the People Soft Application for the RSMM employee(s) who perform the Accounting Services. M&P further acknowledges and agrees that the designated Block information systems employee(s) will have production read only access to M&P’s books of accounts and financial reports maintained in the PeopleSoft Application, except for those individuals who will have global PeopleSoft Application table and/or database access. This access will be solely for the purpose of support for the PeopleSoft Application and for no other purpose. This access is in line with the current security model currently administered by RSMM on behalf of M&P today.

5.	Section 6 of the Agreement sets forth RSMM’s and M&P’s’ Mutual Nondisclosure obligations with respect to each party’s Confidential Information. M&P agrees that Block’s read only access to the M&P books of account and financial reports stored in the PeopleSoft Application shall not be deemed to violate Section 6 of the Agreement, provided Block agrees to treat such information as M&P’s confidential information and comply with the terms of Section 6 of the Agreement and this Amendment, Block’s agreement to comply with the terms of this Amendment and Section 6 of the Agreement shall be evidenced by its signature below.

RSM MCGLADREY, INC.		MCGLADREY & PULLEN LLP

By:	/s/ Rene Ordogne	By:	/s/ Dave Scudder
Name: Rene Ordogne		Name: Dave Scudder
Title: Chief of Staff, Chief Financial Officer & Treasurer		Title: Managing Partner

ACCEPTED AND AGREED FOR H&R BLOCK, INC.

By:	/s/ Jeffrey Brown

Name: Jeffrey Brown
Title: Vice President, Corporate Controller